EXCHANGE AGREEMENT

by and among

THE INVESTORS AND MANAGEMENT STOCKHOLDERS
NAMED ON SCHEDULE A HERETO

and

HIGHBURY FINANCIAL INC.

August 10, 2009

TABLE OF CONTENTS

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TABLE OF CONTENTS
(Cont’d.)

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THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.  THE SECURITIES PURCHASED HEREUNDER ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RESALE UNDER AN INVESTOR RIGHTS AGREEMENT, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER AND UNDER SUCH AGREEMENT.

EXCHANGE AGREEMENT

This Exchange Agreement (the “Agreement”) is made as of this 10th day of August, 2009 by and among the persons named as Investors set forth on Schedule A hereto (each an “Investor”, and, collectively, the “Investors”), the persons named as Management Stockholders set forth on Schedule A hereto, and Highbury Financial Inc., a Delaware corporation (the “Company”), with reference to the following background.

RECITALS

WHEREAS, the Investors own 350 Series B LLC Units of Aston Asset Management LLC, a Delaware limited liability company (“Aston”), which constitutes all of the issued and outstanding Series B LLC Units of Aston; and

WHEREAS, pursuant to the terms of this Agreement, the Investors wish to exchange their respective Series B LLC Units (the “Exchange”) for shares of Series B Preferred Stock (as defined below), having the rights and preferences set forth in the form of Certificate of Designation of Series B Convertible Preferred Stock of Highbury Financial Inc. attached hereto as Exhibit A (the “Certificate of Designation”);

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties hereby agree as follows, with the obligations of each Investor and Management Stockholder being several and not joint:

ARTICLE I

DEFINITIONS

Section 1.01.    Definitions.  As used in this Agreement, the following terms have the following meanings:

“Advisers Act” shall mean the Investment Advisers Act of 1940, as it may be amended from time to time, and any successor to such act.

“Affiliate” shall mean, with respect to any Person (herein the “first party”), any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to (a) vote twenty-five percent (25%) or more of the outstanding voting securities of such Person, or (b) otherwise direct the management or policies of such Person by contract or otherwise (other than solely as a director of a corporation (or similar entity) that has five (5) or more directors). For the purposes of this Agreement, the Company shall not be deemed to be an Affiliate of Aston.

“Agreement” means this Exchange Agreement, as amended from time to time.

“Asserted Liability” shall have the meaning set forth in Section 7.11(a).

“Aston” shall have the meaning set forth in the recitals.

“Board” means the Board of Directors of the Company.

“Certificate of Designation” shall have the meaning set forth in the recitals

“Claims” shall have the meaning set forth in Section 7.11.

“Claims Notice” shall have the meaning set forth in Section 7.11(a).

“Client” shall mean all Past Clients, Present Clients and Potential Clients, subject to the following general rules: (i) with respect to each Client, the term shall also include any Persons which are known to the Investor or Management Stockholder to be Affiliates of such Client, directors, officers or employees of such Client or any such Affiliates thereof, or Persons who are known to the Investor or Management Stockholder to be members of the Immediate Family of any of the foregoing Persons or Affiliates of any of them and (ii) with respect to any Client that is a Fund, the term shall also include any investor or participant in such Fund and any Person that has participated in the distribution or sale of such Fund.

“Closing” shall have the meaning set forth in Section 2.05

“Closing Date” shall have the meaning set forth in Section 2.05.

“Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Company” shall have the meaning set forth in the preamble.

“Contractual Obligation” shall have the meaning set forth in Section 4.06.

“Controlled Affiliate” shall mean, with respect to a Person, any Affiliate of such Person under its “control,” as the term “control” is defined in the definition of Affiliate.

“Current Aston LLC Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Agreement of Aston dated January 7, 2008.

“Financial Statements” shall have the meaning set forth in Section 5.07(b).

“Exchange” shall have the meaning set forth in the recitals.

“Fund” shall mean any Mutual Fund or other commingled fund for which Aston provides Investment Services.

“Governmental Authority” shall have the meaning set forth in Section 4.05.

“Immediate Family” shall mean, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings, (b) such person’s former spouse(s) and current spouses of such person’s children, grandchildren and siblings and (c) estates, trusts, partnerships and other entities of which substantially all of the interests are held directly or indirectly by the foregoing.

“Intellectual Property” shall have the meaning specified in Section 2.07(d) hereof.

“Investment Services” shall mean any services which involve (a) the management, administration, solicitation or distribution of an investment account, Mutual Fund or other commingled fund (or portions thereof or a group of investment accounts, Mutual Funds or other commingled funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation, or (c) otherwise acting as an “investment adviser” within the meaning of the Advisers Act.

“Investor(s)” shall have the meaning set forth in the preamble.

“Investor Rights Agreement” shall mean that certain Investor Rights Agreement of even date herewith among the Company, the Investors and Management Stockholders in the form attached hereto as Exhibit B.

“Management Agreement” shall mean that certain Management Agreement of even date herewith between Aston, the Company and the Management Stockholders in the form attached hereto as Exhibit C.

“Management Committee” shall have the meaning specified in the Management Agreement.

“Management Stockholder(s)” shall mean (a) in the case of any Investor which is a natural person, such Investor, and (b) in the case of any Investor which is not a natural person, that certain employee of Aston (or one of its Controlled Affiliates) who is the owner of the issued and outstanding capital stock of, or other equity interests in, such Investor and is listed as such on Schedule A hereto (including any such employee after such employee has transferred any of its, his or her interest in such Investor to a Permitted Transferee (as such term is defined in the Investor Rights Agreement)).

“Mutual Fund” shall mean a registered investment company (or series of registered investment companies).

“Past Client” shall mean at any particular time, any Person who at any point prior to such time had been engaged to distribute or sell any Fund, an advisee or investment advisory customer of, or otherwise a recipient of Investment Services from, Aston, a Controlled Affiliate of Aston, a Predecessor Business or any such predecessor, or any shareholder, partner, member, director or officer of any such Person (in each case whether directly or through one or more intermediaries, e.g., a wrap sponsor, or through investment in a Fund), but at such time is not an advisee or investment advisory customer or client of, or recipient of Investment Services from, Aston or any of its Controlled Affiliates (directly or indirectly).

“Person” means any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or other entity.

“Potential Client” shall mean, at any particular time, any Person or any shareholder, partner, member, director, officer, employee, agent or consultant (or Persons acting in any similar capacity) of any such Person to whom Aston, a Controlled Affiliate of Aston or the Predecessor Business has, within two (2) years prior to such time, offered (whether by means of a personal meeting, telephone call, letter, written proposal or otherwise) to serve as investment adviser or otherwise provide Investment Services or solicited to invest in, or participated in the distribution or sale of, any Fund, but who is not at such time an advisee or investment advisory customer of, or otherwise a recipient of Investment Services from, Aston, any of its Controlled Affiliates (directly or indirectly) or any investor in, or participant in the distribution or sale of, any Fund. The preceding sentence is meant to exclude (i) advertising, if any, through mass media in which the offer, if any, is available to the general public, such as magazines, newspapers and sponsorships of public events and (ii) “cold calls” and mass-mailing form letters, in each case to the extent not directed towards any particular Person and not resulting in an indication of interest or a request for further information.

“Predecessor Business” shall mean the business of the parties to the Purchase Agreement immediately prior to the Closing (as such term is defined in the Purchase Agreement).

“Present Client” shall mean, at any particular time, any Person who is at such time an advisee or investment advisory customer of, or otherwise a recipient of Investment Services from, Aston, any of its Controlled Affiliates (directly or indirectly) or any investor in, or participant in the distribution or sale of, any Fund.

“Prohibited Competition Activity” shall mean any of the following activities:

(a)           directly or indirectly, whether as owner, part owner, member, director, officer, trustee, employee, agent or consultant for or on behalf of any Person other than Aston or any Controlled Affiliate of Aston: (i) diverting or taking away any funds or investors from any Fund; (ii) soliciting or otherwise inducing or attempting to cause any Person to divert or take away any assets or funds invested in such Funds; or (iii) soliciting or otherwise inducing or attempting to cause any subadviser, distributor or seller of the Funds to terminate or reduce its services on behalf of the Funds; and

(b)           directly or indirectly, whether as owner, part owner, partner, member, director, officer, trustee, employee, agent or consultant for or on behalf of any Person other than Aston or any Controlled Affiliate of Aston, performing any Investment Services.

“Promissory Note” shall mean a promissory note issued by the Corporation in substantially the form attached hereto as Exhibit D.

“Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of April 20, 2006, by and among ABN AMRO Asset Management Holdings, Inc., ABN AMRO Investment Fund Services, Inc., ABN AMRO Asset Management, Inc., Montag & Caldwell, Inc., Tamro Capital Partners LLC, Veredus Asset Management LLC, River Road Asset Management LLC and Aston.

“Requirement of Law” shall have the meaning set forth in Section 4.06.

“SEC” shall mean the Securities and Exchange Commission, and any successor Governmental Authority thereto.

“SEC Reports” shall have the meaning set forth in Section 5.07(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder by the SEC from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Series B LLC Unit” means the Series B limited liability company interests of Aston.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock of the Company, $0.0001 par value per share.

“Transaction Documents” shall mean this Agreement, the Investor Rights Agreement and the Management Agreement.

ARTICLE II

EXCHANGE

Section 2.01.          Exchange of Series B LLC Units for Series B Preferred Stock by Management Stockholders.  On the terms and subject to the conditions of this Agreement, at the Closing, the Company hereby agrees to issue to each of the Investors such numbers of shares of Series B Preferred Stock listed next to the name of such Investor on Schedule A hereto (based on an exchange ratio of 2.85714 shares of Series B Preferred Stock to one Series B LLC Unit) in exchange for all of the Series B LLC Units held by such Investor.  At the Closing, each of the Investors shall deliver to the Company assignments duly executed by such Investor representing the respective number of Series B LLC Units held by such Investor, in exchange for the number of shares of Series B Preferred Stock as provided in this Section 2.01.

Section 2.02.          Certificate of Designation.  Immediately prior to the Closing, the Company shall file the Certificate of Designation with the Secretary of State of the State of Delaware.

Section 2.03.          Management Agreement.  The Company shall, and shall cause Aston to, and the Management Stockholders shall, execute and deliver the Management Agreement, which shall automatically become effective upon the consummation of the Closing.

Section 2.04.          Investor Rights Agreement.  The Company, the Management Stockholders, and the Investors shall execute and deliver the Investor Rights Agreement, which shall automatically become effective upon the consummation of the Closing.

Section 2.05.          Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”) at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York.  Upon consummation of the Closing, the Company will own 100% of the outstanding Series B LLC Units of Aston.

Section 2.06.          Amended and Restated Aston LLC Agreement.  Immediately following the Closing, the Company shall execute the Third Amended and Restated Limited Liability Company Agreement of Aston in the form attached hereto as Exhibit E.

Section 2.07.          Restrictions on Competition, Non-Solicitation and Non-Disclosure by Management Stockholders.

(a)           Each Investor and Management Stockholder agrees, for the benefit of the Company and Aston, that such Investor or Management Stockholder (as the case may be) shall not, while employed by Aston or any of its Affiliates, and for that number of years following termination of such employment set forth opposite such Investor’s or Management Stockholder’s name on Schedule A hereto engage in any Prohibited Competition Activity.

(b)           In addition to, and not in limitation of, the provisions of Section 2.07(a) hereto, each Investor and the related Management Stockholder agrees, for the benefit of the Company and Aston, that such Investor or Management Stockholder (as the case may be) shall not, during the period beginning on the date hereof, and until the date which is that number of years following termination of such employment set forth opposite such Investor’s or Management Stockholder’s name on Schedule A hereto of such Management Stockholder’s employment with Aston and all of its Affiliates, without the express written consent of the Company and the Management Committee (as such term is defined in the Management Agreement), directly or indirectly, whether as owner, part-owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of itself or any firm, corporation or other business organization other than Aston and its Controlled Affiliates:

(i)           provide Investment Services to any Person that is a Client (as defined herein, which includes Past Clients, Present Clients and Potential Clients); provided, however, that this clause (i) shall not be applicable to Clients of Aston (including Potential Clients) who are also members of the Immediate Family of the Management Stockholder or Investor (as the case may be);

(ii)          solicit or induce, whether directly or indirectly, any Person for the purpose (which need not be the sole or primary purpose) of (A) causing any funds invested in any Fund to be withdrawn from such Fund, or (B) causing any Client (including any Potential Client) not to invest any additional funds in any Fund (or otherwise attempt to cause any of the foregoing to occur);

(iii)         contact or communicate with, whether directly or indirectly, any Past, Present or Potential Clients with respect to the provision of Investment Services; provided, however, that this clause (iii) shall not be applicable to Clients (including Potential Clients) who are also members of the Immediate Family of the Management Stockholder or Investor (as the case may be); or

(iv)         solicit or induce, or attempt to solicit or induce, directly or indirectly, any employee or agent of, or consultant to, Aston or any of its Controlled Affiliates to terminate its, his or her relationship therewith, hire any such employee, agent or consultant, or former employee, agent or consultant, or work in any enterprise involving Investment Services with any employee, agent or consultant or former employee, agent or consultant, of Aston or any of its Controlled Affiliates who was employed by or acted as an agent or consultant to Aston or their respective Controlled Affiliates at any time during the two (2) year period preceding the termination of the Management Stockholder’s employment (excluding for all purposes of this sentence, secretaries and persons holding other similar positions).

For purposes of this Section 2.07(b), the term “Past Client” shall be limited to those Past Clients who were recipients of Investment Services, directly or indirectly (including through investment in any Fund), from Aston and/or their respective Controlled Affiliates at the date of termination of the Management Stockholder’s employment at any time during the two (2) years immediately preceding the date of such termination.

Notwithstanding the provisions of Section 2.07(a) and 2.07(b), any Management Stockholder or Investor may (i) make passive personal investments in an enterprise (whether or not competitive with the Company or Aston) the shares or other equity interests of which are publicly traded, provided his holding therein together with any holdings of his Affiliates and members of his Immediate Family, are less than five percent (5%) of the outstanding shares or comparable interests in such entity; and (ii) serve as a trustee of a registered investment company; provided, further, that notwithstanding the provisions of Section 2.07(a) and 2.07(b), Stuart Bilton may continue to serve as a director and member of the investment committee of the Board of Directors of Baldwin & Lyons, Inc.

(c)           Each Investor and Management Stockholder agrees that any and all presently existing investment advisory businesses of Aston and its Controlled Affiliates and all businesses developed by Aston, any of its Controlled Affiliates, and the Predecessor Business, including by such Management Stockholder or any other employee of Aston or any of its Controlled Affiliates, the Predecessor Business or any predecessor thereto (whether or not in such person’s individual capacity), including without limitation, all investment methodologies, all investment advisory contracts, fees and fee schedules, commissions, records, data, Client lists, agreements, trade secrets, and any other incident of any business developed by Aston, its Controlled Affiliates, the Predecessor Business or any predecessor thereto, or earned or carried on by the Management Stockholder for Aston, any of its Controlled Affiliates, the Predecessor Business or any predecessor thereto, and all trade names, service marks and logos under which Aston or its Affiliates (or any predecessor thereto) do or have done business, and any combinations or variations thereof and all related logos, are and shall be the exclusive property of Aston or such Controlled Affiliate thereof, as applicable, for its or their sole use, and (where applicable) shall be payable directly to Aston or such Controlled Affiliate. In addition, each Management Stockholder acknowledges and agrees that the investment performance of the accounts managed by Aston or any Controlled Affiliate thereof was attributable to the efforts of the team of professionals of Aston, such Controlled Affiliate thereof, such Predecessor Business or such predecessor thereto, and not to the efforts of any single individual or subset of such team of professionals, and that, therefore, the performance records of the accounts managed by Aston or any of its Controlled Affiliates (or any predecessor to any of them), including without limitation, the Funds, are and shall be the exclusive property of Aston or such Controlled Affiliate, as applicable (and not of any other Person or Persons).

(d)           Each Investor and Management Stockholder acknowledges that, in the course of performing services under the Management Agreement and otherwise, such Investor or Management Stockholder (as applicable) has had, and will from time to time have, access to information of a confidential or proprietary nature, including without limitation, all confidential or proprietary investment methodologies, trade secrets, proprietary or confidential plans, Client identities and information, Client lists, service providers, business operations or techniques, records and data (“Intellectual Property”) owned or used in the course of business by Aston, its Controlled Affiliates or any of the parties to the Purchase Agreement. Each Investor and Management Stockholder agrees always to keep secret and not ever publish, divulge, furnish, use or make accessible to anyone (otherwise than in the regular business of Aston and its Controlled Affiliates or as required by court order or by law (on the written advice of outside counsel)) any Intellectual Property of Aston or any Controlled Affiliate thereof unless such information can be shown to be in the public domain through no fault of such Management Stockholder or Investor. At the termination of the Management Stockholder’s employment by Aston and its Controlled Affiliates, all data, memoranda, Client lists, notes, programs and other papers, items and tangible media, and reproductions thereof relating to the foregoing matters in Management Stockholder’s or Investor’s possession or control, shall be returned to Aston and remain in its possession.

(e)           Each Investor and Management Stockholder acknowledges that, in the course of entering into this Agreement, such Investor or Management Stockholder has had and, in the course of the operation of Aston and any Controlled Affiliates thereof, the Investor or Management Stockholder will from time to time have, access to Intellectual Property owned by or used in the course of business by the Company. Each Investor and Management Stockholder agrees, for the benefit of Aston, and for the benefit of the Company, always to keep secret and not ever publish, divulge, furnish, use or make accessible to anyone (otherwise than at the Company’s request or by court order or by law (on the written advice of outside counsel)) any knowledge or information regarding Intellectual Property (including, by way of example and not of limitation, the transaction structures utilized by the Company) of the Company unless such information can be shown to be in the public domain through no fault of such Investor or Management Stockholder. At the termination of the Management Stockholder’s service to Aston and Controlled Affiliates, all data, memoranda, documents, notes and other papers, items and tangible media, and reproductions thereof relating to the foregoing matters in the Management Stockholder’s or Investor’s possession or control shall be returned to the Company and remain in its possession.

(f)           In addition to the rights set forth in Sections 2.07(g) and (h) below, in the event that a Management Stockholder or Investor breaches any of the provisions of this Section 2.07, then (i) the Company shall have no further obligations under the Promissory Note theretofore issued to such Investor or Management Stockholder to pay the redemption price for such related Investor’s Series B Preferred Stock pursuant to Section 10 of the Certificate of Designation, and (ii) Aston shall be entitled to withhold any other payments to which such Management Stockholder or Investor otherwise would be entitled to offset damages resulting from such breach.

(g)           Each Investor and Management Stockholder agrees that any breach of the provisions of this Section 2.07 by such Investor or Management Stockholder could cause irreparable damage to Aston and the Company, and that Aston (by action of the Management Committee) and the Company shall have the right to an injunction or other equitable relief (in addition to other legal remedies) to prevent any violation of a Management Stockholder’s or Investor’s obligations hereunder or thereunder.

(h)           The provisions of this Section 2.07 shall not be deemed to limit any of the rights of the Company or Aston under applicable law, but shall be in addition to the rights under applicable law.

ARTICLE III

RESTRICTIVE LEGENDS

Section 3.01.         Restrictive Legends.  It is understood and agreed that the certificates evidencing the shares of Series B Preferred Stock to be delivered to the Management Stockholders at the Closing, and each certificate issued upon transfer thereof, shall bear the following legends, in addition to any other legends required by Delaware law:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR IN A MANNER EXEMPT FROM REGISTRATION UNDER SUCH ACT.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR RIGHTS AGREEMENT WHICH PLACES RESTRICTIONS ON THE TRANSFERABILITY OF THE SHARES REPRESENTED HEREBY.  A COPY OF THE INVESTOR RIGHTS AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE INVESTORS AND MANAGEMENT STOCKHOLDERS

Each Management Stockholder and Investor severally represents and warrants (as to itself, himself or herself only) to the Company as follows:

Section 4.01.          Organization.  Such Investor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 4.02.          Ownership and Capital Structure.

(a)             Other than as set forth on Schedule A hereto, such Investor or Management Stockholder (as applicable) does not hold any Series B LLC Units or securities convertible into or exchangeable for any Series B LLC Units or any rights to subscribe for or to purchase, or any warrants or options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) or, or any calls, commitments or claims of any character relating to any such Series B LLC Units.

(b)             Such Investor is the lawful owner of the Series B LLC Units to be transferred by it, him or her hereunder, free and clear of all liens, encumbrances, restrictions and claims of every kind (other than pursuant to applicable securities laws and the provisions of the Current Aston LLC Agreement and has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey its, his or her Series B LLC Units pursuant to this Agreement; and, upon the transfer to the Company of such Investor’s Series B LLC Units pursuant to this Agreement the Company will hold valid title thereto free and clear of all liens, encumbrances, restrictions, preemptive rights, options and claims of every kind (other than those pursuant to applicable securities laws and the provisions of the Current Aston LLC Agreement).

Section 4.03.          Investment Intent.  The shares of Series B Preferred Stock to be acquired by such Investor hereunder, as applicable, (i) are being acquired by such Investor for its, his or her own account and (ii) are not being acquired by such Investor with a view to, or for sale in connection with, any distribution thereof which is not in compliance with applicable securities laws.

Section 4.04.          Accredited Investor; Knowledge and Experience.  Such Investor is an “accredited investor” as that term is defined in Regulation D under the Securities Act.  Such Investor has carefully considered the potential risks relating to the Company and the Exchange.  Such Investor is familiar with the business and financial condition, properties, operations and prospects of the Company and has had access, during the course of the transactions contemplated hereby and prior to the Exchange, to such information as it, he or she has deemed material to its, his or her investment decision and has had the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the investment and to obtain additional information (to the extent Company possessed such information or could acquire it, him or her without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Investor or to which such Investor has had access; provided, that neither the foregoing (nor any other knowledge which such Investor has) shall in any way limit the scope or effect of the representations and warranties of the Company set forth in Article V.  Such Investor  made, either alone or together with its, his or her advisors, such independent investigation of the Company as such Investor deems to be, or its, his or her advisors deem to be, necessary or advisable in connection with this investment.  Such Investor understands that no federal or state agency has passed upon this investment or upon the Company, nor has any such agency made any finding or determination as to the fairness of this investment.

Section 4.05.          Authority.  Such Investor has full legal right, power and authority to enter into and perform this Agreement and other Transaction Documents to which it is a party, and the execution and delivery of this Agreement and the other Transaction Documents by it, him or her, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary requisite action (corporate or otherwise).  Such Management Stockholder has the legal capacity to enter into and perform this Agreement and other Transaction Documents to which it, he or she is a party.  Except for compliance with any applicable requirements of the Securities Act and the Securities Exchange Act, no consent, waiver or authorization of, or filing with any other Person (including without limitation, any federal or state governmental authority or other political authority (collectively, “Governmental Authority”)) is required in connection with any of the foregoing or with the validity or enforceability against such Investor or Management Stockholder of this Agreement and the other Transaction Documents.  Each of this Agreement and the other Transaction Documents has been duly executed and delivered by such Investor or Management Stockholder and constitutes the legal, valid and binding agreement of such Investor or Management Stockholder, enforceable against it, him or her in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.

Section 4.06.          No Conflict.  The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the passage of time or the giving of notice or both, (i) conflict with any provision of such Investor’s Certificate of Incorporation or By-Laws or other similar organizational documents, (ii) conflict with or violate any applicable law, statute, treaty, rule, regulation, arbitration award, judgment, decree, order or other determination of any Governmental Authority (collectively, “Requirement of Law”) applicable to such Investor or Management Stockholder or any mortgage, security, lease, franchise, agreement, guaranty, instrument or undertaking (collectively, “Contractual Obligation”) of such Investor or Management Stockholder or (iii) result in, or require, the creation or imposition of any lien, charge or other encumbrance on any of the properties or revenues of such Investor or such Management Stockholder pursuant to any Requirement of Law or Contractual Obligation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Investor and Management Stockholder as follows:

Section 5.01.          Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.02.          Capitalization.  The Company’s authorized capital stock consists of, and on the Closing Date will consist of, 50,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, $0.0001 par value per share, of which 50,000 Shares are designated Series A Junior Participating Preferred Stock and 1,000 Shares are designated Series B Convertible Preferred Stock.  Immediately after the Closing, the Company’s issued and outstanding capital stock will be as set forth on Schedule B hereto.  Other than as set forth on Schedule B, there are no issued or outstanding options, warrants or other rights to acquire, or any outstanding securities or obligations convertible into or exchangeable for, any shares of the capital stock of the Company.

Section 5.03.          Valid Issuance of Securities.  The shares of Series B Preferred Stock, when issued and delivered by the Company in exchange for the delivery by the Investors of the Series B LLC Units pursuant to the terms of this Agreement, (i) will have been duly authorized, validly issued, fully paid and nonassessable, (ii) will be free and clear of all liens, encumbrances, equities and claims (other than securities law restrictions and those other restrictions set forth in the Certificate of Designation and Investor Rights Agreement) and (iii) will be issued without violation of any preemptive rights.  The Common Stock issuable upon the conversion of the Series B Preferred Stock has been duly reserved, and upon issuance in accordance with the terms of the Series B Preferred Stock in accordance with the terms of the Certificate of Designation will be duly authorized, validly issued, fully paid and non-assessable.

Section 5.04.          Authority.  The Company has full legal right, power and authority (i) to enter into and perform this Agreement and the other Transaction Documents to which it is a party, including the issuance of the shares of Series B Preferred Stock.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party by the Company, the issuance of the shares of Series B Preferred Stock by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have all been duly authorized by all necessary corporate action on the part of the Company.  No consent, waiver or authorization of, or filing with any other Person (including without limitation, any Governmental Authority) is required in connection with any of the foregoing or with the validity or enforceability against the Company of this Agreement, the other Transaction Documents to which it is a party, and the shares of Series B Preferred Stock, except for consents, waivers, authorizations or filings which if not obtained or made would not have a material adverse effect on the Investors’ rights in the Series B Preferred Stock, and except for required filings under the Securities Act, the Securities Exchange Act and the rules and regulations thereunder and applicable state securities laws.  Each of this Agreement and each other Transaction Document to which the Company is a party has been duly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.

Section 5.05.          No Conflict.  The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the passage of time or the giving of notice or both, (i) conflict with or violate any provision of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws, (ii) conflict with or violate any Requirement of Law applicable to the Company or any Contractual Obligation of the Company, in each case in a manner which would have a material adverse effect on the Investors’ rights in the Series B Preferred Stock or (iii) result in, or require, the creation or imposition of any lien, charge or other encumbrance on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation.  The Company is not a party to or bound by any Contractual Obligation, and has no outstanding securities which include terms or conditions, which prohibit, restrict or otherwise limit the ability of the Company to make all or any portion of any Quarterly Dividend Payment (as defined in the Certificate of Designation).

Section 5.06.          Knowledge Regarding Aston.  The Company is the Managing Member of Aston, and in such capacity fully understands, and has access to information regarding, the financial condition and results of operations, business and prospects of Aston, and has all information it considers necessary or appropriate for deciding whether to acquire the Series B LLC Units.  The Company has not relied upon, and hereby disclaims, any representation or warranty made by any Investor or Management Stockholder regarding Aston, its financial condition, assets, liabilities, results of operations, business or prospects; provided, that, neither the foregoing, nor any other knowledge which the Company has, shall, in any way, limit the scope or effect of the representatives and warranties of the Investors and Management Stockholders set forth in Article IV.

Section 5.07.          SEC Reports and Financial Statements.

(a)            Each of the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 and all Current Reports on 8-K filed with the SEC since January 1, 2009 (collectively, the “SEC Reports”), as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations thereunder.  None of the SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of fact or omitted a statement of a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, other than facts that did not have, or would not, individually or in the aggregate, reasonably be expected to have, a material adverse effect on the business or operations of the Company.

(b)           The consolidated financial statements of the Company included in such SEC Reports (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of unaudited interim financial statements, as permitted by Form 10-Q under the Securities Exchange Act) and fairly present in all material respects, subject, in the case of the unaudited interim financial statements, to the absence of complete notes and normal, year-end adjustments, the consolidated financial position of the Company and its subsidiaries as of the dates thereof.

(c)           Without limiting the generality of the foregoing, (i) no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to any SEC Reports and (ii) no enforcement action has been initiated, or to the knowledge of the Company threatened, against the Company or any of its directors or executive officers by the SEC relating to disclosures contained in any SEC Report.

ARTICLE VI

EXPENSES

Section 6.01.          Expenses.  The Company agrees that the expenses incurred by the Investors and Management Stockholders in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including without limitation, fees and expenses of one counsel to the Investors and Management Stockholders may be paid from the Operating Allocation (as such term is defined in the Management Agreement); provided that all reasonable fees and expenses incurred by the Investors and Management Stockholders in connection with the preparation and filing of all required filings by the Investors and Management Stockholders with the Securities and Exchange Commission in connection with the transactions contemplated hereby, including, to the extent required Section 16 reports and filings on Schedule 13D and/or Schedule 13G shall be paid by the Company.  Except as set forth in the immediately preceding sentence, each of the parties hereto agrees to pay the expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, including without limitation, fees and expenses of counsel to each party.

ARTICLE VII

MISCELLANEOUS

Section 7.01.          Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses:

if to the Company:

Highbury Financial Inc.
999 Eighteenth Street, Suite 300
Denver, Colorado 80202
Attention:  Richard S. Foote
Facsimile:  303-893-2902

with a copy to:

Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022
Attention:  Floyd I. Wittlin
Facsimile:  212-702-3625

if to the Investors or Management Stockholders:

120 N. LaSalle Street, 25th Floor
Chicago,  Illinois  60601
Facsimile:  312-268-1335

with a copy to:

Sonnenschein Nath & Rosenthal LLP
233 S. Wacker Drive
Suite 7800
Chicago, Illinois 60606-6404
Attention:  Michael D. Rosenthal
Facsimile: 312-876-7934

or at such other address as a party may furnish in writing to each other party.

Section 7.02.          Further Assurances.  Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations (including, without limitation, in connection with obtaining any requisite approval) and to execute such agreements, powers of attorney or other documents or instruments to expeditiously consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents, the proper officers and directors of the Company and the Investors, and the Management Stockholders shall take all such necessary action.

Section 7.03.          Survival.  All warranties, representations, and covenants made herein or in any other instrument delivered by the parties hereto or on their behalf under this Agreement shall be considered to have been relied upon and shall survive the delivery of the shares of Series B Preferred Stock and payment therefor, regardless of any investigation made by any such party or on its behalf.

Section 7.04.          Amendments, Modifications and Waivers.  Any covenant, agreement, provision or condition of this Agreement may be amended or modified, or compliance therewith may be waived (either generally or in any particular instance and either retroactively or prospectively), by (and only by) an instrument in writing signed by the Company, the Management Stockholders and the Investors.

Section 7.05.          Successors and Assigns.  This Agreement shall be so binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

Section 7.06.          Severability.  Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereto eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without included therein any such part or parts which may, for any reason, be hereafter declared invalid.

Section 7.07.          Captions.  The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 7.08.          Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

Section 7.09.          Governing Law.  This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.  Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts sitting in the City of Chicago for any claim, suit or proceeding arising under this Agreement to enforce any arbitration award or obtain equitable relief and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court (subject to the provisions of Section 7.10 hereof).  To the extent permitted by law, each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in Section 7.01 hereof.  The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions.

Section 7.10.          Dispute Resolution.  Except as set forth in Section 7.11, all disputes arising in connection with this Agreement shall be resolved in binding arbitration in accordance with the applicable rules of the American Arbitration Association.  The arbitration shall be held in the City of Chicago before a single arbitrator selected in accordance with Section 11 of the American Arbitration Association Commercial Arbitration Rules who shall have substantial experience in the investment advisory industry, and shall otherwise be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules.  The parties covenant that they will participate in the arbitration in good faith and that they will share equally its costs except as otherwise provided herein.  The provisions of this Section 7.10 shall be enforceable in any court of competent jurisdiction, and the parties shall bear their own costs in the event of any proceeding to enforce this Agreement except as otherwise provided herein.  The arbitrator shall assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party or parties against the other party or parties to such proceeding).  Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorney’s fees, incurred by the other party in enforcing the award.

Section 7.11.          Indemnification of Investors and Management Stockholders.  The Company agrees to indemnify, defend and hold harmless to the fullest extent permitted by applicable law, the Investors and Management Stockholders from and against all claims, liabilities, causes of action, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including attorney fees and expenses of investigation and of enforcing the rights under this Section 7.11 to the fullest extent permitted by law), whether incurred with respect to third parties or otherwise, arising out of, resulting from or in connection with, based upon or relating to any claim by any stockholders of the Company (other than the Investors and Management Stockholders), whether brought individually, as a class or derivatively on behalf of the Company, alleging the breach of fiduciary or other duties of the parties hereto for entering into, challenging the authority of the Company to enter into, challenging the propriety of the Board approval of, or otherwise seeking to invalidate, enjoin or modify, or characterize as fraudulent or tortious, the transactions contemplated hereby or any portion thereof (collectively “Claims”).

(a)           Promptly after receipt by any Investor or Management Stockholder from any third party of written notice of any demand, claim or circumstance that, immediately or with the lapse of time, would reasonably be expected to give rise to a Claim (an “Asserted Liability”) that might be entitled to indemnification from the Company under this Section 7.11, the Investor or Management Stockholder shall give written notice thereof (the “Claims Notice”) to the Company; provided, however, that a failure to give such notice shall not prejudice the Investor or Management Stockholders right to indemnification hereunder except to the extent that the Company is actually prejudiced thereby. The Claims Notice shall describe the Asserted Liability in such reasonable detail as is practicable under the circumstances, and shall, to the extent practicable under the circumstances, indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by the Investor or Management Stockholder.

(b)           The Company may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that if the named parties to any action or proceeding include (or could reasonably be expected to include) both the Company and an Investor or Management Stockholder, or more than one Investor or Management Stockholder, and the Company is advised by counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Investor or Management Stockholder may engage one separate counsel to represent all such Investors and Management Stockholders at the expense of the Company.  If the Company elects to compromise or defend such Asserted Liability, it shall within twenty (20) business days (or sooner, if the nature of the Asserted Liability so requires) notify the Investor or Management Stockholder of its intent to do so, and the Investor or Management Stockholder shall cooperate, at the expense of the Company, in the compromise of, or defense against, such Asserted Liability. Notwithstanding the foregoing, any settlement or compromise shall not include any terms and conditions applicable to an Investor or Management Stockholder, other than the payment of cash to be paid by the Company, without the prior written consent of such Investor or Management Stockholder.  If the Company elects not to compromise or defend the Asserted Liability, fails to notify the Investor or Management Stockholder of its election as herein provided, contests its obligation to provide indemnification under this Agreement, or fails to make or ceases making a good faith and diligent defense, the Investor or Management Stockholder may pay, compromise or defend such Asserted Liability all at the expense of the Company (in accordance with the provisions of Section 7.11(c) below). Except as set forth in the preceding sentence, the Investor or Management Stockholder may not settle or compromise any claim over the objection of the Company; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Investor or Management Stockholder may participate at its own expense in the defense of such Asserted Liability. The Investor or Management Stockholder shall in any event make available to the Company any books, records or other documents within its control that are necessary or appropriate for such defense, all at the expense of the Company.

(c)           If the Company elects not to compromise or defend an Asserted Liability, or fails to notify the Investor or Management Stockholder of its election as above provided, then, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Investor or Management Stockholder in defending any Asserted Liability, shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Investor or Management Stockholder to repay such amount if it shall be determined that the Investor or Management Stockholder is not entitled to be indemnified as authorized in this Section 7.11, without the provision of any security.

(d)           The Investors and the Management Stockholders shall be entitled to enforce their rights to indemnification and advancement of expenses pursuant to this Section 7.11 by bringing an action in the Delaware Court of Chancery in accordance with Section 145(k) of the Delaware General Corporation law, which court may summarily determine the Company’s obligation to advance expenses (including attorneys’ fees).

Section 7.12.          Remedies.  Each party to this Agreement acknowledges and agrees that in the event of any breach of this Agreement by any one of them, any of the parties, as the case may be, would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees (a) to waive the defense in any action for specific performance that a remedy at law would be adequate and (b) each party, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

Section 7.13.          Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be considered an original, but all of which taken together shall constitute one instrument.

Section 7.14.          Interpretation.  No provisions of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have drafted or dictated such provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY: HIGHBURY FINANCIAL INC.

By:	/s/ Richard S. Foote
Name: Richard S. Foote
Title: President and Chief Executive Officer

MANAGEMENT STOCKHOLDERS:

/s/ Stuart D. Bilton
Stuart D. Bilton

/s/ Kenneth C. Anderson
Kenneth C. Anderson

/s/ Gerald Dillenburg
Gerald Dillenburg

/s/ Christine R. Dragon
Christine R. Dragon

/s/ Joseph Hays
Joseph Hays

/s/ Betsy Heaberg
Betsy Heaberg

/s/ David Robinow
David Robinow

/s/ John Rouse
John Rouse

INVESTORS:

SDB ASTON, INC.

By:	/s/ Stuart D. Bilton
Name: Stuart D. Bilton
Title: President

KCA ASTON, INC.

By:	/s/ Kenneth C. Andersen
Name: Kenneth C. Andersen
Title: President

GFD ASTON, INC.

By:	/s/ Gerald F. Dillenburg
Name: Gerald F. Dillenburg
Title: President

CRD ASTON, INC.

By:	/s/ Christine R. Dragon
Name: Christine R. Dragon
Title: President

JH ASTON, INC.

By:	/s/ Joseph Hays
Name: Joseph Hays
Title: President

BCH ASTON, INC.

By:	/s/ Betsy C. Heaberg
Name: Betsy C. Heaberg
Title: President

DAR ASTON, INC.

By:	/s/ David A. Robinow
Name: David A. Robinow
Title: President

JPR ASTON, INC.

By:	/s/ John P. Rouse
Name: John P. Rouse
Title: President

SCHEDULE A

Investors	Series B LLC Units	Series B Preferred Stock	Years for Non- Solicitation and Non-competition Covenants
SDB Aston, Inc.	130.0	371.44	2
KCA Aston, Inc.	100.0	285.72	2
GFD Aston, Inc.	50.0	142.86	2
CRD Aston, Inc.	20.0	57.14	1
JH Aston, Inc.	12.5	35.71	1
BCH Aston, Inc.	12.5	35.71	1
DAR Aston, Inc.	12.5	35.71	1
JPR Aston, Inc.	12.5	35.71	1
TOTAL OUTSTANDING	350.0	1,000

Management Stockholders	Years of Continued Employment	Years for Non- Solicitation and Non- competition Covenants
Stuart Bilton	7	2
Kenneth C. Anderson	20	2
Gerald Dillenburg	23	2
Christine R. Dragon	26	1
Joseph Hays	22	1
Betsy Heaberg	14	1
David Robinow	21	1
John Rouse	15	1

SCHEDULE B

CAPITALIZATION

Issued and Outstanding Capital Stock:

0 shares of Series A Junior Participating Preferred Stock
1,000 shares of Series B Preferred Stock
9,085,035 shares of Common Stock

Rights to Purchase Capital Stock of the Company:

Warrants to purchase shares of 10,762,008 shares of Common Stock (subject to certain anti-dilution adjustments)

Rights issued pursuant to that certain Rights Agreement, dated August 10 2009, between the Company and Continental Stock Transfer & Trust Company to purchase shares of Series A Junior Participating Preferred Stock that are not immediately exercisable.

4,500,000 shares issuable upon conversion of shares of Series B Preferred Stock (subject to certain anti-dilution adjustments)